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                                                                     EXHIBIT 2.3

                               EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT, dated as of October 2, 2000, between Advance Paradigm, Inc., a Delaware corporation (the "Company"), and Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership ("JLL").

                                    Recitals

         A. The Company and JLL have entered into a Securities Purchase Agreement, dated as of July 11, 2000 ("Securities Purchase Agreement"), pursuant to which the Company has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to subscribe to and purchase from the Company, an aggregate of (i) 65,854 shares of Series A Preferred for a purchase price of $1,000 per share and (ii) 84,146 shares of Series B Preferred for a purchase price of $1,000 per share.

         B. The parties desire to have the Company issue and sell to the Purchasers, in lieu of 84,146 shares of Series B Preferred, an aggregate of six shares of Series B Preferred and 4,207,000 shares of common stock, par value $0.01 per share (the "Common Stock").

         C. Capitalized terms used but not defined in this Exchange Agreement, have the meanings specified in the Securities Purchase Agreement.

         NOW, THEREFORE, the parties agree as follows:

         Section 1.  Purchase and Sale.


         (a) Notwithstanding any provision to the contrary in the Securities Purchase Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall subscribe to and purchase from the Company, at the Closing, an aggregate of: (i) 65,854 shares of Series A Preferred for a purchase price of $1,000 per share; (ii) six shares of Series B Preferred for a purchase price of $1,000 per share; and (iii) 4,207,000 shares of Common Stock for an aggregate purchase price of $84,140,000 (such 4,207,000 shares of Common Stock being referred to herein as the "Exchange Shares").

         (b) Except as expressly set forth in this Exchange Agreement, all terms of the Securities Purchase Agreement shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company and JLL.

         Section 2.  Purchaser's Exchange Rights.


         (a) Prior to the second anniversary hereof, each Purchaser has the right (the "Purchaser Exchange Right"), at any time and from time to time (provided that the Company shall not be prohibited by applicable law from effecting such exchange), to



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exchange 50 Exchange Shares for one share of Series B Preferred (the "Exchange
Ratio"). Each Purchaser may exercise its Purchaser Exchange Right by delivering to the Company the certificate or certificates representing such Exchange Shares, accompanied by a written notice specifying that the Purchaser is exercising the Purchaser Exchange Right and the number of Exchange Shares to be exchanged; provided that (i) at any exchange, the Purchasers may only elect to exchange the number of Exchange Shares that equals 50 or a multiple of 50, and
(ii) only the Exchange Shares, and no other shares of Common Stock, may be exchanged pursuant to the Purchaser Exchange Right.

         (b) Upon receipt by the Company of the notice and certificates referred to in Section 2(a), the Exchange Shares being exchanged shall be automatically exchanged into Series B Preferred, without any further action by the Purchaser or the Company. The Company shall issue and deliver to the Purchaser exercising the Purchaser Exchange Right a certificate or certificates representing the shares of Series B Preferred for which the Exchange Shares are to be exchanged.

         Section 3. Automatic Exchange. Immediately following receipt of the Requisite Stockholder Approval but prior to the filing of an amended and restated certificate of incorporation approved in the Requisite Stockholder Approval (the "Restated Charter"), all Exchange Shares shall be automatically exchanged into shares of Series B Preferred at the Exchange Ratio, without any further action by any Purchaser or the Company, and the Company shall deliver to the Purchasers (i) a certificate or certificates representing the shares of Series B Preferred for which the Exchange Shares are so exchanged, or (ii) if, prior to the delivery of certificates for Series B Preferred, the shares of Series B Preferred have been converted into Class B Common Stock pursuant to the Restated Charter, a certificate or certificates representing the shares of Class B Common Stock into which the shares of Series B Preferred have been converted.

         Section 4. Reservation of Shares. The Company will at all times reserve for issuance such number of shares of Series B Preferred as may be issuable upon exercise of all of the Purchaser Exchange Rights or the receipt of Requisite Stockholder Approval, as the case may be.

         Section 5. Stock Certificates. Certificates representing shares of Series B Preferred will be deemed to have been issued, and the relevant Purchaser will be deemed to have become a holder of record of such shares of Series B Preferred, as of the date of exercise of the Purchaser Exchange Right or the receipt of Requisite Stockholder Approval, as the case may be.

         Section 6. Permitted Transferees. Upon the transfer of any Exchange Shares by a Purchaser to any of its Permitted Transferees (as defined in the Series B Certificate of Designations), the provisions of this Exchange Agreement will enure to the benefit of the Permitted Transferee so long as (i) the Permitted Transferee delivers a letter to the


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Company agreeing that the Exchange Shares transferred to the Permitted
Transferee are subject to the provisions of this Exchange Agreement and the Stockholders' Agreement, and (ii) such transfer is permitted by, and is in accordance with, Section 4.2 of the Stockholders' Agreement, whereupon such Permitted Transferee shall become a "Purchaser" under this Agreement and an "Investor" under the Stockholders' Agreement with all the rights and obligations of a Purchaser hereunder and an Investor thereunder as if an original party hereto and thereto. The provisions of this Agreement shall cease to apply, and shall be of no force or effect, with respect to any Exchange Share that is transferred to a Person other than a Permitted Transferee of a Purchaser.

         Section 7. Exchange Ratio. The Exchange Ratio and number of Exchange Shares specified in this Agreement shall be equitably adjusted for any stock dividends or distributions, subdivisions, combinations or consolidations of the shares of Common Stock as may be required to carry out the intent and purposes of this Agreement.

         Section 8. Voting Rights. Each Purchaser shall cause the Exchange Shares of such Purchaser to be present or represented at any meeting of stockholders of the Company at which such Exchange Shares are entitled to vote and to be counted for quorum purposes at such meeting, except that such Purchaser may not vote (or grant a proxy to any other person to vote), and shall abstain from voting, such Exchange Shares on any vote of the Company's stockholders for the election or removal of directors.

         Section 9. Legends. Each certificate representing Exchange Shares shall bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE EXCHANGE AGREEMENT, DATED AS OF OCTOBER 2, 2000, BETWEEN ADVANCE PARADIGM, INC. AND JOSEPH LITTLEJOHN & LEVY FUND III, L.P. A COPY OF SUCH EXCHANGE AGREEMENT IS ON FILE WITH THE SECRETARY OF ADVANCE PARADIGM, INC. AND IS AVAILABLE WITHOUT CHARGE UPON REQUEST THEREFOR.

         Section 10. Amendment to Section 3.2 of the Securities Purchase Agreement.


         (a) The parties agree that Section 3.2(a) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following provision:

                  As of the Closing Date, the issuance, sale and delivery of the Preferred Stock and Common Stock under this Agreement have been duly authorized by all requisite corporate action of the Company, and the shares




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                  of Preferred Stock issued to the Purchasers in accordance with the Certificate of Designations and the shares of Common Stock issued to the Purchasers, when issued and delivered at the Closing in accordance with the terms of this Agreement will be validly issued and outstanding, fully paid and non-assessable free and clear of any Liens and not subject to preemptive or other similar rights of the stockholders of the Company.

         (b) The parties agree that the following provision to Section 3.2 of the Securities Purchase Agreement is hereby inserted as subsection (c) thereof:

                  As of the Closing Date, the shares of Series B Preferred Stock, when issued in exchange for shares of Common Stock upon exercise of a Purchaser's Exchange Right or upon the receipt of the Requisite Stockholder Approval, as the case may be, will be validly issued and outstanding, fully paid and non-assessable free and clear of any Liens and not subject to preemptive or other similar rights of the stockholders of the Company.






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         IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                ADVANCE PARADIGM, INC.



                                By:
                                    -------------------------------------------
                                    Name:
                                    Title:


                                JOSEPH LITTLEJOHN & LEVY FUND III, L.P., for itself and as the Purchaser Representative

                                By its General Partner, JLL ASSOCIATES, L.L.C.



                                By:
                                    -------------------------------------------
                                    Name:
                                    Title:








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